Exhibit 99.1

Inotiv, Inc. Prices Upsized $125 Million Convertible Senior Notes Offering

WEST LAFAYETTE, Ind.— September 22, 2021 (GLOBE NEWSWIRE)—Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services, today announced the pricing of its offering of $125,000,000 aggregate principal amount of 3.25% convertible senior notes due 2027 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering size was increased from the previously announced offering size of $110,000,000 aggregate principal amount of notes. The notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by BAS Evansville, Inc., a wholly owned subsidiary of Inotiv (the “guarantor”). The issuance and sale of the notes are scheduled to settle on September 27, 2021, subject to customary closing conditions. Inotiv also granted the initial purchaser of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $15,000,000 principal amount of notes.

Inotiv estimates that the net proceeds from the offering will be approximately $120.5 million (or approximately $135.1 million if the initial purchaser fully exercises its option to purchase additional notes), after deducting the initial purchaser’s discounts and commissions and estimated offering expenses. Inotiv intends to use the net proceeds, together with borrowings under a new senior secured term loan facility, to fund the cash purchase price of Inotiv’s previously announced acquisition of Envigo RMS Holding Corp. (the “Envigo acquisition”), if it is consummated, and to pay related fees and expenses.

The notes will be senior, unsecured obligations of Inotiv and will accrue interest at a rate of 3.25% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2022. The notes will mature on October 15, 2027, unless earlier repurchased, redeemed or converted. Before April 15, 2027, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after April 15, 2027, noteholders may convert their notes at any time at their election until the close of business on the scheduled trading day immediately before the maturity date. Inotiv will settle conversions by paying or delivering, as applicable, cash, its common shares or a combination of cash and its common shares, at Inotiv’s election. However, until Inotiv has increased the number of its authorized common shares and reserved a sufficient number of common shares solely for issuance upon conversion of the notes and Inotiv obtains the shareholder approval required by certain listing standards of The NASDAQ Capital Market, if at all, Inotiv will settle all conversions entirely in cash. The initial conversion rate is 21.7162 common shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $46.05 per common share. The initial conversion price represents a premium of approximately 35% over the last reported sale price of $34.11 per common share on September 22, 2021. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will be redeemable, in whole and not in part, for cash at Inotiv’s option at any time on or after October 15, 2024 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per common share exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, if the Envigo acquisition has not closed as of the close of business on June 30, 2022, or if, before such time, the related Envigo merger agreement is terminated in accordance with its terms or Inotiv’s board of directors determines, in its good faith judgment, that the Envigo acquisition will not occur, then the notes will be redeemable, in whole and not in part, at Inotiv’s option, on a redemption date occurring on or before October 3, 2022, at a cash redemption price equal to 101% the principal amount of the notes to be redeemed, plus accrued and unpaid interest, plus a make-whole premium.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then noteholders may require Inotiv to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The offer and sale of the notes, the guarantee and any common shares issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any common shares issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About the Company

Inotiv, Inc. is a leading contract research organization specializing in nonclinical and analytical drug discovery and development services. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering, the completion of the pending Envigo acquisition and the expected amount and intended use of the net proceeds. Forward-looking statements represent Inotiv’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Inotiv’s business, including those described in periodic reports that Inotiv files from time to time with the SEC. Inotiv may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Inotiv does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com